Exhibit 99.2

News Release

FREYR Battery Announces New Organizational Structure and Leadership Changes

New York, Oslo, and Luxembourg, November 27, 2023, FREYR Battery (NYSE: FREY) (“FREYR” or the “Company”), a developer of clean, next-generation battery cell production capacity, has announced organizational optimizations, including leadership changes intended to align resources with FREYR’s business priorities.
Under FREYR’s new organizational structure, the following members of FREYR’s executive leadership team will assume elevated responsibilities with immediate effect:
•Dr. Andreas Bentzen has been promoted to the role of Chief Technology Officer. Dr. Bentzen, who has been shaping the Company’s technology road map in his previous role as Executive Vice President of Technology, will lead the development of FREYR’s technology strategy and product innovation initiatives.

•Ryuta Kawaguchi will assume the role of Chief Strategy Officer & Technical Fellow, where he will grow FREYR’s team of battery subject matter experts to assist with FREYR’s technology and product development.

•Mike Brose, who has been serving as FREYR’s Senior Vice President of Operations in the U.S., will now lead all of FREYR’s activities in Mo i Rana, including the Customer Qualification Plant (“CQP”), Giga Arctic, and coordination of all FREYR’s functional teams along with vendors, suppliers, and customers. He will report directly to the CEO. In this newly created role to empower the ’Asset Mo’ owner with the autonomy to drive results, Brose will oversee final commissioning and lead the start of automated production and the scale up of the 24M Technologies’ SemiSolidTM platform.

•Amy Jaick, who has been serving as Senior Vice President of U.S. Communications, has been promoted to Head of Global Communications.

•Jan Dahm-Simonsen, who has been serving as Senior Vice President of Human Resources in Norway, will lead FREYR’s global human resources function.

“I am pleased to announce that several of our executives will be taking on additional responsibilities to position FREYR as a U.S. based technology leader in the battery solutions industry. The new organizational structure simplifies interfaces, globalizes our teams, and strengthens our technology focus, including product development and digitalization. We believe our organization is optimized to meet the priorities we set for the coming year, in which we will focus on the CQP as our technology development center in Norway while we establish the U.S. as our core strategic GWh production hub. I am confident that the changes we are implementing will strengthen and expedite our ability to execute on our vision, and I wish to extend my sincere thanks to all our employees for their dedication and commitment to FREYR’s mission,” commented Birger Steen, FREYR’s Chief Executive Officer.

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Exhibit 99.2

The new organizational structure is intended to generate long-term value for shareholders in accordance with FREYR’s top strategic priorities for 2024, which are:

1.Complete the final stages of commissioning and commence automated production of in-spec, customer-testable cells at the CQP as FREYR pursues continuous product and process development improvements on the 24M SemiSolidTM platform; and

2.Establish the U.S. as FREYR’s primary strategic production hub, driving towards first production at Giga America, and maximize the benefits of the U.S. Department of Energy loan program and the tax credits available under the Inflation Reduction Act.

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About FREYR Battery
FREYR Battery is a developer of clean, next-generation battery cell production capacity. The company’s mission is to accelerate the decarbonization of global energy and transportation systems by producing clean, cost-competitive batteries. FREYR seeks to serve the primary markets of energy storage systems (“ESS”) and commercial mobility, and the company maintains an ambition to serve the passenger electric vehicles market (“EV”). FREYR’s Customer Qualification Plant (“CQP”) for technology development is in service in Mo I Rana, Norway, and the company is commencing development of the Giga America battery manufacturing project in Coweta County, Georgia, in the U.S. To learn more about FREYR, please visit www.freyrbattery.com.

Cautionary Statement Concerning Forward-Looking Statements
All statements, other than statements of present or historical fact included in this letter, including, without limitation, the development, financing, construction, timeline, capacity, and other usefulness of FREYR Battery’s (“FREYR”) production facilities or gigafactories; FREYR’s ability to complete commissioning of its Customer Qualification Plant (“CQP”) and to achieve targeted improvements and the commencement of automated production of in-spec, customer-testable cells, including continuous process and production improvements on 24M Technologies Inc.’s SemiSolid™ platform; FREYR’s ability to establish the U.S. as its primary strategic production hub; any potential or intended benefits of FREYR’s new organizational structure, including strengthening and expediting FREYR’s ability to execute its vision and its strategic development; the ability of FREYR to optimize its organizational structure to align with its strategic priorities and generate long-term shareholder value; FREYR’s ability to achieve scale-up of new and conventional technology into gigafactories; any potential benefits of the U.S. Department of Energy loan program and Inflation Reduction Act; and the implementation and effectiveness of FREYR’s overall business and technology strategies are forward-looking statements.
These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside FREYR’s control and are difficult to predict. Additional information about factors that could materially affect FREYR is set forth under the “Risk Factors” section in (i) FREYR’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on September 1, 2022, (ii) FREYR Battery, Inc.’s Registration Statement on Form S-4 filed with the SEC on September 8, 2023 and subsequent
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Exhibit 99.2

amendments thereto filed on October 13, 2023, October 19, 2023, and October 31, 2023, (iii) FREYR’s Annual Report on Form 10-K filed with the SEC on February 27, 2023, and (iv) FREYR’s Quarterly Reports on Form 10-Q filed with the SEC on May 15, 2023, August 10, 2023 and November 9, 2023 and available on the SEC’s website at www.sec.gov. Except as otherwise required by applicable law, FREYR disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this presentation. Should underlying assumptions prove incorrect, actual results and projections could differ materially from those expressed in any forward-looking statements.
FREYR intends to use its website as a channel of distribution to disclose information which may be of interest or material to investors and to communicate with investors and the public. Such disclosures will be included on FREYR’s website in the ‘Investor Relations’ sections. FREYR also intends to use certain social media channels, including, but not limited to, Twitter and LinkedIn, as means of communicating with the public and investors about FREYR, its progress, products, and other matters. While not all the information that FREYR posts to its digital platforms may be deemed to be of a material nature, some information may be. As a result, FREYR encourages investors and others interested to review the information that it posts and to monitor such portions of FREYR’s website and social media channels on a regular basis, in addition to following FREYR’s press releases, SEC filings, and public conference calls and webcasts. The contents of FREYR’s website and other social media channels shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Investor contact:
Jeffrey Spittel
Head of Investor Relations
jeffrey.spittel@freyrbattery.com
Tel: (+1) 409 599-5706

Media contact:
Amy Jaick
Global Head of Communications
amy.jaick@freyrbattery.com
Tel: (+1) 973 713-5585
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